SUPPORT PAYMENT AGREEMENT

BETWEEN

LORD, ABBETT & CO. LLC

AND

PACIFIC LIFE INSURANCE COMPANY

WHEREAS, Lord, Abbett & Co. LLC (“Lord Abbett Adviser”) is the parent company of Lord Abbett Distributor LLC (“LAD” and, together with Lord Abbett Adviser, “Lord Abbett”), which is the principal underwriter for the Lord Abbett Family of Funds and each series thereof whether existing as of the date hereof or established subsequent thereto (the “Lord Abbett Funds”), which are registered with the Securities and Exchange Commission (“SEC”) as investment companies under the Investment Company Act of 1940, as amended;

WHEREAS, Pacific Life Insurance Company (the “Company”), Lord Abbett Adviser, LAD and the Lord Abbett Funds previously have entered into a Fund Participation Agreement dated April 27, 2010, as may be amended or supplemented from time to time (the “Participation Agreement”), with respect to the purchase of shares of Class VC shares of those Lord Abbett Funds specified on Schedule A, as may be amended from time to time (each, a “Fund” and collectively, the “Funds”) by certain separate accounts (“Accounts”) of the Company for certain individual retirement annuity contracts issued by the Company (the “Contracts”);

WHEREAS, amounts invested by the owners of the Contracts (collectively, the “Contract Owners”) are deposited in the Accounts that, in turn, purchase shares of the Funds that are investment options offered to and held by the Contracts;

WHEREAS, the Company, Lord Abbett Adviser and the Fund previously have entered into an administrative services agreement, dated as of April 27, 2010, as may be amended or supplemented from time to time (the “Services Agreement”), pursuant to which the Company provides certain support services (the “Services”);

WHEREAS, Lord Abbett and the Company wish to arrange for additional support fee payments to be made to the Company by Lord Abbett in recognition of the Services rendered to the Funds and the Contract Owners and the costs borne by the Company in connection with providing the Services; and

WHEREAS, Lord Abbett desires to provide such additional support fee payments to the Company from Lord Abbett’s own funds, derived from its bona fide profits, rather than request that the Funds bear any additional costs for the Services;

NOW, THEREFORE, the Company and Lord Abbett Adviser hereby enter into this Support Payment Agreement (this “Agreement”) and agree as follows:

1. Cost Sharing for Services. Lord Abbett acknowledges that the Company is providing, and intends to continue to provide, a sufficiently high level of Services with respect to the Contract Owners and the Funds such that Lord Abbett is prepared to provide compensation to the Company in the form of quarterly support payments (“Support Payments”) in consideration for providing the Services. The Support Payments are separate from, and in addition to, those payments called for by the Services Agreement. The Support Payments will be made by Lord Abbett in recognition of, and as consideration for, the Services rendered by the Company, as well as the costs incurred by the Company in order to provide the Services.

2. The Support Payments. The Support Payments to be made by Lord Abbett to the Company shall be as follows:

(a) Lord Abbett shall make quarterly Support Payments to the Company in an amount equal to an annualized fee of % ( basis points) of the average daily net assets of Class VC shares of each Fund held by the Accounts on behalf of the Contract Owners and maintained by the Company in an omnibus environment (“Qualifying Shares”). The Support Payments shall be calculated for quarters ending on the last days of March, June, September and December.

(b) Lord Abbett shall calculate the Support Payments due to the Company no later than 30 calendar days after the end of each of the quarterly periods referenced in Section 2(a) above.

(c) Lord Abbett shall make the Support Payment to the Company within 30 days after calculating the amount of such Support Payment; provided, however, if the Company identifies what it believes may be an error in the calculation of a quarterly Support Payment, the Company shall promptly bring such error to the attention of Lord Abbett, and Lord Abbett and the Company shall promptly negotiate in good faith to determine the proper calculation of such quarterly Support Payment.

(d) In addition to the foregoing Support Payments, and on a case-by-case basis as may be agreed upon from time to time by the Company and Lord Abbett, Lord Abbett may reimburse the Company for Lord Abbett’s participation in specific internal events sponsored by the Company, such as training or educational seminars, conferences and meetings, provided that, in all cases, such payments are consistent with applicable rules and procedures.

3. Disclosures by the Company of Support Payments. The Company shall disclose publicly and to its clients, including Contract Owners, the fact and source of all payments encompassed by this Support Payment ·Agreement. Such disclosures, at a minimum, shall satisfy all disclosure duties applicable to the Company and its affiliates under relevant laws, rules, regulations, related published interpretations and contracts (collectively, “Authorities”) that currently are in effect and as such relevant Authorities may be adopted or amended in the future. The Company shall reply promptly to any reasonable request made to the Company by Lord Abbett to confirm compliance by the Company and its affiliates with these disclosure requirements.

4. Disclosures by Lord Abbett Regarding Support Payments. Lord Abbett shall cause the Funds to make disclosures in the SEC registration statements of the Funds that are sufficient to satisfy the disclosure requirements mandated by NASD Conduct Rule 2830(1)(4) and any other applicable law, rule, regulation or related published interpretation (the “Compensation Disclosure”). Lord Abbett shall provide the Company upon request with a current copy of the Compensation Disclosure and prompt notice of any amendment to the Compensation Disclosure in any Fund’s SEC registration statement. The Company and Lord Abbett agree that the Support Payments are not intended to constitute “special cash compensation” for purposes of the current interpretation of NASD Rule 2830(1)(4).

5. Effectiveness, Amendment and Termination. This Agreement shall be effective as of June 1, 2010. Lord Abbett may amend this Agreement upon 30 days’ prior written notice to the Company. Any other amendment to this Agreement shall require the mutual written consent of both the Company and Lord Abbett Adviser. Either party may terminate this Agreement upon 30 days’ prior written notice. Termination of this Agreement, or any amendment of this Agreement, shall not affect the pre- existing duties of the parties, including, but not limited to, any pre-existing payment duties of Lord Abbett under Section 2 of this Agreement.

The provisions contained in Sections 3 and 4 shall survive the termination of this Agreement for so long as any of the Funds remain as investment options in any of the Contracts and the Company is providing Services.

6. This Agreement and the parties’ rights, duties and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other party hereto. Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void; provided, however, that a merger, reorganization, reincorporation or change of control of a party with, to or into a successor entity shall not be deemed to be an assignment for purposes of this Agreement.

This Agreement shall inure to the benefit of and be binding upon the Company and Lord Abbett, and their respective successor entities and permitted assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, remedy or claim in respect of this Agreement or any provision herein contained.

7. The Participation Agreement. The terms of this Agreement are not intended to modify the terms of the Participation Agreement. The terms of the Participation Agreement shall remain in full force and effect.

8. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

PACIFIC LIFE INSURANCE COMPANY		LORD, ABBETT & CO. LLC

By:	/s/ Christopher van Mierlo	By:	/s/ Robert S. Dow
Name:	Christopher van Mierlo	Name:	Robert S. Dow
Title:	Senior Vice President	Title:	Managing Member

Schedule A

Lord Abbett Series Fund, Inc.

International Core Equity Portfolio

Total Return Portfolio

4